EXHIBIT 10.51

PLEDGE AND SECURITY AGREEMENT

     THIS PLEDGE AND SECURITY AGREEMENT is made as of April 28, 2004 by the undersigned (“Pledgor”) in favor of COMERICA BANK (the “Bank”).

RECITALS

     Bank has entered into that certain Comerica Bank Foreign Exchange Master Agreement (said agreement, along with all agreements executed in connection therewith, as each may hereafter be amended from time to time, the “FX Agreements”), pursuant to which Bank has made certain commitments, subject to the terms and conditions set forth in the FX Agreements, to provide foreign exchange services to Pledgor and BO SOFTWARE LTD. (“BO Ireland”). BO Ireland develops intellectual property which is crucial to Pledgor’s business and Pledgor consequently expects to obtain significant benefit from Bank’s provision of foreign exchange services to BO Ireland. In addition, BO Ireland has transferred $21,000,000 to Pledgor, in exchange for which Pledgor has agreed to provide security for BO’s Ireland’s performance under the FX Agreements, as set forth herein. Pledgor has agreed to secure its obligations and the obligations of BO Ireland under the FX Agreements with the money market account described on attached Exhibit A.

     NOW, THEREFORE, Pledgor and Bank agree as follows:

     1. Pledge of Collateral.

          (a) Pledgor shall maintain at least $33,300,000 (the “Required Balance”) in money market account # [ ] at Bank at all times. Such money market account and all amounts held therein, together with all proceeds thereof, interest paid thereon, and substitutions therefor, and all accounts, securities, instruments, securities entitlements and financial assets arising out of any of the foregoing, are the “Collateral”. Pledgor hereby pledges to Bank and grants to Bank a security interest in the Collateral as security for the prompt performance of all of Pledgor’s and BO Ireland’s obligations with respect to, or arising out of, the FX Agreements (collectively, the “Obligations”). Pledgor shall enter into such control or other agreements as Bank requests in order to perfect or ensure the priority of Bank’s security interest in the Collateral.

          (b) Bank shall retain control over the Cash Collateral up to the Required Balance to secure the Obligations until the Obligations have been satisfied in full and the FX Agreements have been terminated. Pledgor hereby authorizes Bank to place restrictions on Pledgor’s ability to withdraw amounts from accounts holding the Collateral in order to ensure that such Required Balance is maintained. Pledgor authorizes Bank to execute and/or file such documents, and take such actions, as Bank determines reasonable to perfect its security interest in the Collateral. Such security interest constitutes a valid, first priority security interest in the Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Notwithstanding termination of this Agreement or the FX Agreements, Bank’s lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

     2. Representations, Warranties and Covenants. Pledgor represents and warrants to and covenants with Bank that:

          (a) The Collateral is owned by Pledgor free and clear of any security interests, liens, encumbrances, options or other restrictions created by Pledgor;

          (b) Pledgor has full power and authority to create a first lien on the Collateral in favor of Bank and no disability or contractual obligation exists that would prohibit Pledgor from pledging the Collateral pursuant to this Agreement, and Pledgor will not assign, create or permit to exist any other claim to, lien or encumbrance upon, or security interest in any of the Collateral;

          (c) The Collateral is not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Pledgor knows of no reasonable grounds for the institution of any such proceedings;

          (d) Pledgor shall not transfer, encumber, dispose of, or otherwise direct the payment of any proceeds, interest, or amounts payable with respect to the Collateral for so long as it is subject to this Agreement;

          (e) Pledgor has authority and has obtained all approvals and consents necessary to enter into this Agreement, and Pledgor’s execution, delivery and performance of this Agreement will not violate or conflict with the terms of Pledgor’s Articles of Incorporation, Bylaws or other charter documents, or any law, agreement, or other instrument or writing to which Pledgor is party or by which is it bound;

          (f) The information provided to Bank by Pledgor on or prior to the date of this Agreement is true and correct in all material respects, and there has not been a material adverse change in the financial condition of Pledgor since the date of the most recent of the financial statements submitted to Bank;

          (g) At any time and from time to time, upon the written request of Bank, and at the sole expense of Pledgor, Pledgor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Bank may reasonably deem desirable to obtain the full benefits of this Agreement and of the rights and powers herein granted; and

          (h) Pledgor shall pay all expenses, including reasonable attorneys’ fees, incurred by Bank in the preservation, realization, enforcement or exercise of any Bank’s rights under this Agreement (not to exceed $2,500 for preparation of this Agreement).

     All the above representations and warranties shall survive the making of this Agreement.

     3. Events of Default. Each of the following shall constitute an event of default (“Event of Default”) hereunder:

          (a) The breach of any provision of one or more of the FX Agreements by Pledgor and/or BO Ireland, or the occurrence of a default or Event of Default under one or both of the FX Agreements;

          (b) Pledgor’s failure to comply with any agreement or covenant set forth in this Agreement or if any of the representations, warranties, and/or covenants set forth in Section 2 are no longer true and correct;

          (c) Pledgor’s failure (i) to maintain its corporate existence in the state of Delaware, (ii) to comply with the terms of any material contract to which Pledgor is a party or by which it is bound, or (ii) to comply with any law to which Pledgor is subject, if any of the foregoing could reasonably be expected to have a material adverse effect on Pledgor or its business;

          (d) If Pledgor merges or consolidates with or into another person or entity and is not the surviving entity;

          (e) If Pledgor becomes insolvent, or becomes the subject of any case or proceeding under the United States Bankruptcy Code or any other law relating to the reorganization or restructuring of debt;

          (f) If a judgment or judgments for the payment of money in excess of $5,000,000 shall be rendered against Pledgor and shall remain unsatisfied and unstayed for a period of thirty (30) days; or

          (g) If there occurs a material adverse change in Pledgor’s business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Bank’s security interests in the Collateral; or

          (h) If the relationship between Pledgor and BO Ireland set forth in the Recitals is no longer in existence.

     4. Bank’s Remedies Upon Default.

          Upon the occurrence of an Event of Default, Bank shall have the right to exercise all such rights as a secured party under the California Uniform Commercial Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to set off and apply to the Obligations any and all amounts held in accounts which are part of the Collateral. After the disposal of any of the Collateral, Bank may deduct all reasonable legal and other expenses and attorney’s fees for protecting its interests and enforcing its remedies under the Agreement and this Agreement and shall apply the residue of the proceeds to, or hold as a reserve against, the Obligations in such manner as Bank in its sole discretion shall determine, and shall pay the balance, if any to Pledgor.

     5. Waivers; Indemnification

          (a) Demand; Protest. Pledgor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Pledgor may in any way be liable.

          (b) Indemnification. Pledgor agrees to defend, indemnify and hold harmless Bank and its officers, employees, and Banks against all losses or expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Pledgor, under this Agreement (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

     6. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by prepaid telefacsimile to Pledgor or to Bank, as the case may be, at its addresses set forth in the Agreement.

     7. Power of Attorney. Pledgor hereby appoints Bank, its attorney-in-fact to prepare, sign and file or record, for Pledgor in Pledgor’s name, any financing statements, applications for registration and like papers and to take any other action deemed by Bank necessary or desirable in order to perfect the security interest of the Bank hereunder, to dispose of any Collateral, and to perform any obligations of Pledgor hereunder, at Pledgor’s expense, but without obligation to do so.

     8. Remedies Cumulative. Bank’s rights and remedies under this Agreement, the FX Agreements, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the California Uniform Commercial Code (the “UCC”), by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Pledgor’s or Pledgor’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

     9. Amendment of FX Agreements. Pledgor authorizes Bank, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, extend, or otherwise change the terms of any FX Agreement to which BO Ireland is subject, or any part thereof; (b) take and hold security for the payment of any FX Agreement to which BO Ireland is subject, and exchange, enforce, waive and release any such security; and (c) apply such security and direct the order or manner of sale thereof as Bank in its sole discretion may determine.

     10. Pledgor Waivers. Pledgor waives any right to require Bank to (a) proceed against BO Ireland, any guarantor or any other person; (b) proceed against or exhaust any security held from BO Ireland; (c) marshal any assets of BO Ireland; or (d) pursue any other remedy in Bank’s power whatsoever. Bank may, at its election, exercise or decline or fail to exercise any right or remedy it may have against BO Ireland or any security held by Bank, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Pledgor hereunder. Pledgor waives any defense arising by reason of any disability or other defense of BO Ireland or by reason of the cessation from any cause whatsoever of the liability of BO Ireland. Pledgor waives any setoff, defense or counterclaim that BO Ireland may have against Bank. Pledgor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against BO Ireland. Until all obligations under the Guaranty have been satisfied, Pledgor shall have no right of subrogation or reimbursement, contribution or other rights against BO Ireland, and Pledgor waives any right to enforce any remedy that Bank now has or may hereafter have against BO Ireland. Pledgor waives all rights to participate in any security now or hereafter held by Bank. Pledgor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Agreement and of the existence, creation, or incurring of new or additional indebtedness. Pledgor assumes the responsibility for being and keeping itself informed of the financial condition of BO Ireland and of all other circumstances bearing upon the risk of nonpayment of any indebtedness or nonperformance of any obligation of BO Ireland, warrants to Bank that it will keep so informed, and agrees that absent a request for particular information by Pledgor, Bank shall have no duty to advise Pledgor of information known to Bank regarding such condition or any such circumstances. Pledgor waives the benefits of California Civil Code sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

     11. BO Ireland Insolvency. If BO Ireland becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the United States Bankruptcy Code, or if such a petition is filed against BO Ireland, and in any such proceeding some or all of any indebtedness or obligations under the FX Agreements are terminated or rejected or any obligation of BO Ireland is modified or abrogated, or if BO Ireland’s obligations are otherwise avoided for insolvency, bankruptcy or any similar reason, Pledgor agrees that Pledgor’s liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Bank upon the insolvency, bankruptcy or reorganization of BO Ireland, Pledgor, any other person, or otherwise, as though such payment had not been made.

     12. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Pledgor or to Bank, as the case may be, at its addresses set forth below:

If to Pledgor:	BUSINESS OBJECTS AMERICAS
3030 Orchard Parkway
San Jose, CA 95134
Attn: Chief Financial Officer
Fax: (408) 894-6509

If to Bank:	Comerica Bank
2321 Rosecrans Ave., Suite 5000
El Segundo, CA 90245
Attn: Manager
FAX: (310) 297-2291

with a copy to:	Comerica Bank
5330 Carillon Point
Kirkland, WA 98033
Attn: Bob Van Nortwick
FAX: (425) 576-2810

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

     7. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

          This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of laws. Each of Pledgor and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. PLEDGOR AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE FX AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

     8. GENERAL PROVISIONS

          (a) Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Pledgor without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Pledgor to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

          (b) Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

          (c) Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          (d) Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the FX Agreements.

          (e) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

          (f) Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Pledgor to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in this Agreement shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

     9. REFERENCE PROVISION.

          If and only if the jury trial waiver set forth in Section 7 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

          (a) Each controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, the FX Agreements, or any other document, instrument or agreement executed by Pledgor with or in favor of Bank (collectively in this Section, the “Loan Documents”), other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen (15) days after the date on which a party subject to the Loan Documents gives written notice to all other parties that a Claim exists (the “Claim Date”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Claim concerning the Loan Documents, including whether such Claim is subject to the reference proceeding. Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim. Venue for these proceedings shall be in the Superior Court in the County where the real property, if any, is located or in a County where venue is otherwise appropriate under state law (the “Court”). By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen (15) days after the Claim Date, the Presiding Judge of the Court (or his or her representative) shall promptly select the referee. A request for appointment of a referee may be heard on an ex parte or expedited basis. The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP Section 170.6. Upon being selected, the referee shall (a) be requested to set the matter for a status and trial-settinG conference within fifteen (15) days after the date of selection and (b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety (90) days of the date of selection. The referee will have power to expand or limit the amount of discovery a party may employ. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP Section 644 in any court in the State of California having jurisdiction. The parties shall complete all discovery no later than fifteen (15) days before the first trial date established by the referee. The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. Either party may take depositions upon seven (7) days written notice, and shall respond to requests for production or inspection of documents within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

     (b) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter. The party making such a request shall have the obligation to arrange for and pay for the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee’s expenses.

     (c) The referee shall determine all issues in accordance with existing California case and statutory law. California rules of evidence applicable to proceedings at law will apply to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties. At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference. The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

     (d) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act Section 1280 through Section 1294.2 of the CCP as amended frOm time to time. The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.

     IN WITNESS WHEREOF, the parties hereto have executed this Pledge Agreement the day and year first above written.

Bank:

COMERICA BANK

By:	/s/ Robert W. VanNortwick

Title:	Vice President

Pledgor:

BUSINESS OBJECTS AMERICAS
By:	/s/ James R. Tolonen

Title:	Chief Financial Officer

COMPANY RESOLUTIONS

     I, the undersigned Secretary or Assistant Secretary of BUSINESS OBJECTS AMERICAS (the “Company”), HEREBY CERTIFY that the Company is organized and existing under and by virtue of the laws of the state of Delaware.

     I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation and Bylaws of the Company, each of which is in full force and effect on the date hereof.

     I FURTHER CERTIFY that a meeting of the Directors of the Company (or by other duly authorized corporate action in lieu of a meeting), duly called and held, at which a quorum was present and voting, the following resolutions were adopted.

     BE IT RESOLVED, that ANY ONE (1) of the following named officers, employees, or agents of this Company, whose actual signatures are shown below:

NAMES	POSITIONS	ACTUAL SIGNATURES
James R. Tolonen	CFO	/s/ James R. Tolonen

acting for and on behalf of this Company and as its act and deed be, and they hereby are, authorized and empowered:

     FOREIGN EXCHANGE. To execute foreign exchange agreements and other related documents pertaining to Bank’s issuance of foreign exchange contracts (collectively, “FX Agreements”).

     GRANT SECURITY. To secure amounts borrowed from time to time from Comerica Bank (“Bank”) by the Company and/or BO SOFTWARE LTD. (“BO Ireland”) pursuant to the FX Agreements. To grant a security interest to Bank in the Collateral described in the Third Pledge and Security Agreement by and between the Company and Bank (the “Security Agreement”), which security interest shall secure all of the Company’s and BO Ireland’s obligations under the FX Agreements.

     EXECUTE AGREEMENTS. To execute the Security Agreement, the FX Agreements, and any other agreement entered into between Company and Bank in connection therewith, all as amended or extended from time to time (collectively, the “Secured FX Line Documents”), and also to execute and deliver to Bank one or more affirmations, renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Secured FX Line Documents, or any portion thereof.

     FURTHER ACTS. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

     BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Company’s agreements or commitments in effect at the time notice is given.

     I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Company, as the case may be, and occupy the positions set opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Company; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

     IN WITNESS WHEREOF, I have hereunto set my hand on April 28, 2004 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED TO AND ATTESTED BY:

X	/s/ Susan J. Wolfe

Attachment 1 — Articles of Incorporation
Attachment 2 — Bylaws